Exhibit 99.1
JOINT FILER INFORMATION

This report is filed jointly by American Multi-Cinema, Inc., AMC Entertainment Holdings, Inc. and AMC Starplex, LLC.

The principal business address of each of the Reporting Persons is One AMC Way, 11500 Ash Street, Leawood, Kansas 66211.

Name of Designated Filer:  American Multi-Cinema, Inc.

Date of Earliest Transaction Required to be Reported:  September 18, 2017

Relationship of Reporting Persons to Issuer:  10% Owner

Issuer Name and Ticker or Trading Symbol: National CineMedia, Inc. (NCMI)

AMERICAN MULTI-CINEMA, INC.

By:	/s/ Edwin F. Gladbach	9/20/18
Name:	Edwin F. Gladbach	Date
Vice President, Legal & Assistant Secretary

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Edwin F. Gladbach	9/20/18
	Edwin F. Gladbach	Date
Vice President, Legal & Assistant Secretary

AMC STARPLEX, LLC

By:	/s/ Edwin F. Gladbach	9/20/18
Name:	Edwin F. Gladbach	Date
Vice President, Legal & Assistant Secretary